Exhibit 99.1
For Immediate Release

Contact:	UPS Media Relations
404-828-7123

UPS NAMES ANGELA HWANG TO BOARD OF DIRECTORS

ATLANTA, July 13, 2020 – UPS (NYSE:UPS) today announced that its board of directors has appointed Angela Hwang to the board, effective immediately.

Hwang, age 54, is a member of Pfizer’s Executive Team and is Group President of the Pfizer Biopharmaceuticals Group, which comprises approximately 80% of Pfizer’s revenues. In this role, she leads more than 26,000 global colleagues and has responsibility for bringing over 600 innovative medicines and products to patients around the world.

“The UPS Board engaged in a thorough search and evaluation to find the right candidate for this role,” said UPS Executive Chairman of the Board David Abney. “Angela’s expertise in the healthcare sector will bring added talent to our Board as we oversee the company’s strategic growth efforts in this area.”

Hwang oversees seven commercial business units, which in 2019 generated nearly $40 billion in revenues, and impacted the lives of over 434 million patients across 125 countries. Together, these businesses strive to deliver transformational medicines that address major global health priorities in cancer, rare disease, inflammation & immunology, primary care, infectious diseases, and preventative care with vaccines.

“Angela is an outstanding, proven leader who brings added healthcare and global management experience to our Board,” said UPS Chief Executive Officer Carol Tomé. “We couldn’t be more thrilled to welcome Angela to the UPS Board of Directors during this time when UPS continues to expand its leadership in the healthcare logistics space, launching new healthcare services for UPS customers.”

Hwang is a 23-year veteran of Pfizer, and has held numerous leadership roles within the company. Prior to leading the Pfizer Biopharmaceuticals Group, she held more than 10 different positions in the company, spanning strategy, product development, marketing, sales, and general management. She is known as a transformational leader who drives for innovation and outstanding business performance and her experience covers a wide array of therapeutic areas and medicines in all lifecycle stages, as well as geographical breadth in both developed and emerging markets.

Hwang also sits on the boards of EFPIA (European Federation of Pharmaceutical Industries and Associations), as well as the Pfizer Foundation, a charitable organization that addresses global health challenges. She has been active in industry groups such as BIO (the Biotechnology Innovation Organization), where she previously co-chaired the Vaccines Policy Committee. In 2019, she was named to Crain’s Notable Women in Healthcare list.

Her appointment brings the total number of directors to 13. She is joining the Board’s Audit Committee.
Hwang received a Bachelor of Science in Microbiology and Biochemistry from the University of Cape Town, and an MBA from Cornell University.

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About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. UPS was awarded America’s Best Customer Service company for Shipping and Delivery services by Newsweek magazine; Forbes Most Valuable Brand in Transportation; and top rankings on the JUST 100 list for social responsibility, the Dow Jones Sustainability World Index, and the Harris Poll Reputation Quotient, among other prestigious rankings and awards. The company can be found on the web at ups.com or pressroom.ups.com and its corporate blog can be found at ups.com/longitudes The company’s sustainability eNewsletter, UPS Horizons, can be found at ups.com/sustainabilitynewsletter. To get UPS news direct, follow @UPS_News on Twitter. To ship with UPS, visit ups.com/ship.